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                                                                     Exhibit 2.4









                             AGREEMENT AND PLAN OF MERGER


                             dated as of August 22, 1997

                                        among


                          COMMUNITY FIRST BANKSHARES, INC.,


                            SUMMIT ACQUISITION CORPORATION


                                         and


                        FIRST NATIONAL SUMMIT BANKSHARES, INC.

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                    INDEX TO AGREEMENT AND PLAN OF MERGER


                                                                            Page
AGREEMENT AND PLAN OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE 1

    THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    1.1  Effective Time of the Merger. . . . . . . . . . . . . . . . . . . . . 1
    1.2  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    1.3  Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . 2
    1.4  Calculation of Summit Value . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE 2

    EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
    CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES . . . . . . . . . . . . 3
    2.1  Effect on Capital Stock . . . . . . . . . . . . . . . . . . . . . . . 3
         (a)  Conversion of Preferred Stock. . . . . . . . . . . . . . . . . . 3
         (b)  Conversion of Common Stock . . . . . . . . . . . . . . . . . . . 3
         (c)  Exchange Rate. . . . . . . . . . . . . . . . . . . . . . . . . . 4
         (d)  Adjustments to Exchange Rate Based on CFB Trading Value. . . . . 4
         (e)  Adjustment based on Summit Value . . . . . . . . . . . . . . . . 5
         (f)  Shareholders' Right of Dissent . . . . . . . . . . . . . . . . . 5
    2.2  Exchange of Certificates. . . . . . . . . . . . . . . . . . . . . . . 5
         (a)  Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . 5
         (b)  Exchange Procedures. . . . . . . . . . . . . . . . . . . . . . . 5
         (c)  Distributions with Respect to Unexchanged Shares; Voting . . . . 6
         (d)  Transfers. . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         (e)  Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . . 6
         (f)  Termination of Exchange Fund . . . . . . . . . . . . . . . . . . 7
         (g)  Lost or Destroyed Shares . . . . . . . . . . . . . . . . . . . . 7

ARTICLE 3

    REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . 7
    3.1  Representations and Warranties of Summit. . . . . . . . . . . . . . . 7
         (a)  Bank Subsidiary Organization . . . . . . . . . . . . . . . . . . 7
         (b)  Summit Organization. . . . . . . . . . . . . . . . . . . . . . . 8
         (c)  Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . 8
         (d)  Limitation of Bank's Powers. . . . . . . . . . . . . . . . . . . 8

                                       i
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         (e)  Corporate Records. . . . . . . . . . . . . . . . . . . . . . . . 8
         (f)  Insured Status of  . . . . . . . . . . . . . . . . . . . . . . . 8
         (g)  No Default; Creation of Liens. . . . . . . . . . . . . . . . . . 9
         (h)  Financial Statements . . . . . . . . . . . . . . . . . . . . . . 9
         (i)  Fidelity Insurance . . . . . . . . . . . . . . . . . . . . . . .10
         (j)  Employment Contracts . . . . . . . . . . . . . . . . . . . . . .10
         (k)  Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . .10
         (l)  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .10
         (m)  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
         (n)  Title to Property. . . . . . . . . . . . . . . . . . . . . . . .11
         (o)  Insurance Policies . . . . . . . . . . . . . . . . . . . . . . .11
         (p)  Bank Property. . . . . . . . . . . . . . . . . . . . . . . . . .11
         (q)  Conduct of Business. . . . . . . . . . . . . . . . . . . . . . .12
         (r)  Documentation. . . . . . . . . . . . . . . . . . . . . . . . . .12
         (s)  Leases and Contracts . . . . . . . . . . . . . . . . . . . . . .12
         (t)  Shareholder Lists. . . . . . . . . . . . . . . . . . . . . . . .12
         (u)  Bank Principals. . . . . . . . . . . . . . . . . . . . . . . . .13
         (v)  Information Supplied . . . . . . . . . . . . . . . . . . . . . .13
         (w)  Agreements with Bank Regulators. . . . . . . . . . . . . . . . .13
    3.2  Representations and Warranties of CFB . . . . . . . . . . . . . . . .13
         (a)  CFB Organization . . . . . . . . . . . . . . . . . . . . . . . .14
         (b)  Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
         (c)  Enforceability . . . . . . . . . . . . . . . . . . . . . . . . .14
         (d)  No Default; Creation of Liens. . . . . . . . . . . . . . . . . .14
         (e)  Information Supplied . . . . . . . . . . . . . . . . . . . . . .15
         (f)  No Plan to Transfer Assets . . . . . . . . . . . . . . . . . . .15
         (g)  Future Filing Requirements . . . . . . . . . . . . . . . . . . .15

ARTICLE 4

    COVENANTS OF SUMMIT AND CFB. . . . . . . . . . . . . . . . . . . . . . . .15
    4.1  Covenants of Summit . . . . . . . . . . . . . . . . . . . . . . . . .15
         (a)  Ordinary Course. . . . . . . . . . . . . . . . . . . . . . . . .15
         (b)  Shareholder Meeting. . . . . . . . . . . . . . . . . . . . . . .16
         (c)  Registration Statement . . . . . . . . . . . . . . . . . . . . .16
         (d)  Confidential Information . . . . . . . . . . . . . . . . . . . .16
         (e)  Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . .16
         (f)  No Solicitations . . . . . . . . . . . . . . . . . . . . . . . .17
         (g)  No Acquisitions. . . . . . . . . . . . . . . . . . . . . . . . .17
         (h)  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .18
         (i)  Pooling Restrictions . . . . . . . . . . . . . . . . . . . . . .18
         (j)  Financial Statements . . . . . . . . . . . . . . . . . . . . . .18
         (k)  Additional Covenants of Summit . . . . . . . . . . . . . . . . .18
    4.2  Covenants of CFB. . . . . . . . . . . . . . . . . . . . . . . . . . .21

                                      ii
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         (a)  Ordinary Course. . . . . . . . . . . . . . . . . . . . . . . . .21
         (b)  Application. . . . . . . . . . . . . . . . . . . . . . . . . . .21
         (c)  Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . .21
         (d)  Registration Statement . . . . . . . . . . . . . . . . . . . . .21
         (e)  Listing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
         (f)  Shares to be Issued. . . . . . . . . . . . . . . . . . . . . . .22
         (g)  Blue Sky . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
         (h)  Confidential Information . . . . . . . . . . . . . . . . . . . .22
         (i)  Registration Statement . . . . . . . . . . . . . . . . . . . . .23
    4.3  Covenants of Summit and CFB . . . . . . . . . . . . . . . . . . . . .23
         (a)  Governing Documents. . . . . . . . . . . . . . . . . . . . . . .23
         (b)  Other Actions. . . . . . . . . . . . . . . . . . . . . . . . . .23
         (c)  Advice of Changes; Government Filings. . . . . . . . . . . . . .23
         (d)  Title of Property. . . . . . . . . . . . . . . . . . . . . . . .24
         (e)  Environmental Assessment . . . . . . . . . . . . . . . . . . . .24

ARTICLE 5

    ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . .24
    5.1  Regulatory Matters. . . . . . . . . . . . . . . . . . . . . . . . . .24
    5.2  Letters of Summit Officers. . . . . . . . . . . . . . . . . . . . . .25
    5.3  Access to Information . . . . . . . . . . . . . . . . . . . . . . . .25
    5.4  Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
    5.5  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . .26
    5.6  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
    5.7  Additional Agreements; Best Efforts . . . . . . . . . . . . . . . . .26

ARTICLE 6

    CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . .27
    6.1  Conditions to Each Party's Obligation to Effect the Merger. . . . . .27
         (a)  Stockholder Approval . . . . . . . . . . . . . . . . . . . . . .27
         (b)  NASDAQ Listing . . . . . . . . . . . . . . . . . . . . . . . . .27
         (c)  Other Approvals. . . . . . . . . . . . . . . . . . . . . . . . .27
         (d)  Registration Statement . . . . . . . . . . . . . . . . . . . . .27
         (e)  No Injunctions or Restraints; Illegality . . . . . . . . . . . .27
         (f)  No Unduly Burdensome Condition . . . . . . . . . . . . . . . . .27
    6.2  Conditions to Obligations of CFB. . . . . . . . . . . . . . . . . . .28
         (a)  Representations and Warranties . . . . . . . . . . . . . . . . .28
         (b)  Performance of Obligations of Summit . . . . . . . . . . . . . .28
         (d)  Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . . . .28
    6.3  Conditions to Obligations of Summit . . . . . . . . . . . . . . . . .28
         (a)  Representations and Warranties . . . . . . . . . . . . . . . . .28
         (b)  Performance of Obligations of CFB. . . . . . . . . . . . . . . .29

                                      iii
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         (c)  Consents Under Agreements. . . . . . . . . . . . . . . . . . . .29
         (d)  Tax Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . .29
         (e)  Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . . . .29

ARTICLE 7

    TERMINATION AND AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . .29
    7.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
    7.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . .30
    7.3  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
    7.4  Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . .30

ARTICLE 8

    GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
    8.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
    8.3  Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . .31
    8.4  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
    8.5  Entire Agreement: Third Party Beneficiaries; Rights of Ownership. . .32
    8.6  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
    8.7  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
    8.8  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
    8.9  Enforcement of Agreement. . . . . . . . . . . . . . . . . . . . . . .32

                         AGREEMENT AND PLAN OF MERGER


    AGREEMENT AND PLAN OF MERGER, dated as of August 22, 1997 (the "Agreement"), by and among Community First Bankshares, Inc., a Delaware corporation ("CFB"), Summit Acquisition Corporation, a Colorado corporation ("Acquisition Subsidiary") and First National Summit Bankshares, Inc., a Colorado corporation ("Summit").

    WHEREAS, the Boards of Directors of CFB, Acquisition Subsidiary and Summit have approved, and deem it advisable and in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which Acquisition Subsidiary will be merged with and into Summit and Summit thereby become a wholly-owned subsidiary of CFB (the "Merger");

    WHEREAS, CFB and Summit desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:


                                  ARTICLE 1

                                  THE MERGER

    1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, articles of merger (the "Articles of Merger") in substantially the form as attached hereto as EXHIBIT A shall be duly prepared, executed and acknowledged by CFB and Summit and thereafter delivered for filing to the Secretary of State of the State of Colorado, as provided in the Colorado Business Corporation Act (the "Colorado Act"), on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of Colorado or at such other time as CFB and Summit may agree in writing to provide in the Articles of Merger (the "Effective Time"). Notwithstanding the immediately preceding sentence, however, the parties intend that the effective date and time of the Closing, as defined in Section 1.2 below, for both Summit and tax reporting purposes, shall be as of the close of business on the Closing Date.

    1.2 CLOSING. Subject to the terms and conditions hereof, the closing of the Merger (the "Closing") will take place after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article 6 hereof (the "Closing Date"), at the offices of

Lindquist & Vennum, in Minneapolis, Minnesota, unless another time, date or place is agreed to in writing by the parties hereto. Each of the parties agrees to use its best efforts to cause the Merger to be consummated within thirty (30) business days after the satisfaction or waiver of the conditions set forth in Article 6 of this Agreement.

    1.3  EFFECTS OF THE MERGER.

         (a) At the Effective Time: (i) the separate existence of the Acquisition Subsidiary shall cease and the Acquisition Subsidiary shall be merged with and into Summit; (ii) the Articles of Incorporation of the Acquisition Subsidiary, as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law; (iii) the By-laws of the Acquisition Subsidiary, as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until amended in accordance with applicable law; (iv) CFB, as the holder of all of the outstanding common stock of the Acquisition Subsidiary, shall continue as sole shareholder of the Surviving Corporation; (v) the holders of certificates representing shares of Summit Preferred Stock (as defined in Section 2.1(a) below) shall cease to have any rights as shareholders of Summit, except such rights, if any, as they may have pursuant to Article 113 of the Colorado Act, and their sole right shall be the right to receive in cancellation thereof, the sum of One Hundred and no/100 Dollars ($100.00) per share, plus accrued but unpaid dividends thereon to the Effective Time; and (vi) the holders of certificates representing shares of Summit Common Stock (as defined in Section 2.1(b) below) shall cease to have any rights as shareholders of Summit, except such rights, if any, as they may have pursuant to Article 113 of the Colorado Act, and their sole right shall be the right to receive (A) the number of whole shares of CFB Common Stock (as defined in Section 2.1(b) below) into which their shares of Summit Common Stock have been converted in the Merger as provided herein (together with any dividend payments with respect thereto, to the extent provided in Section 2.2(c) below), and (B) the cash value of any fraction of a share of CFB Common Stock into which their shares of Summit Common Stock have been converted as provided herein.

         (b) As used in this Agreement, the term "Constituent Corporations" shall mean Summit and the Acquisition Subsidiary. The term "Surviving Corporation" shall mean Summit, after giving effect to the Merger.

    1.4 CALCULATION OF SUMMIT VALUE. Subject to the provisions of Section 4.1(k), as of the last day of the month immediately preceding the Effective Time (the "Determination Date"), Summit shall prepare a consolidated balance sheet of Summit in accordance with generally accepted accounting principles ("GAAP"), but excluding the effects of any adjustments otherwise required by FASB 115 and excluding any footnotes that might be required to be included with such financial statements (the "Determination Date Balance Sheet"), together with a consolidated statement of income (the "Interim Income") for the period from March 31, 1997 to the Determination Date (the "Interim Income Statement"), such consolidated statement of income shall be prepared in accordance with GAAP, but excluding the effects of any adjustments otherwise required by FASB 115 and excluding any footnotes that might be required to be included with such statements (the "Determination Date Balance Sheet and Interim Income Statement are herein referred to as the "Determination Date Financial Statements"). The Determination Date Financial Statements shall be delivered to CFB as soon as they are prepared so that CFB and its accountants may review and confirm their accuracy. For purposes of this Agreement, the "Summit Value" shall be equal to the total consolidated assets of Summit minus the sum of (i) the total consolidated liabilities of Summit, and (ii) the value of the Summit Preferred Stock, including accrued dividends thereon to the Closing Date, all as reflected on the Determination Date Balance Sheet, prepared in accordance with this Section 1.4. Total consolidated liabilities of Summit shall include, without limitation, provision for taxes and the expenses of the preparation of the final tax return for Summit.


                                  ARTICLE 2

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    2.1  EFFECT ON CAPITAL STOCK.

         (a) CONVERSION OF PREFERRED STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of preferred stock, $100.00 par value, of Summit ("Summit Preferred Stock"), each issued and outstanding share of Summit Preferred Stock, other than shares of Summit Preferred Stock held by persons who have taken all steps required to perfect their right to be paid the fair value of such shares under Article 113 of the Colorado Act, shall be converted into the right to receive in cancellation and exchange therefor the sum of One Hundred and no/100 ($100.00), plus accrued but unpaid dividends thereon to the Effective Time. All such shares of Summit Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each Summit shareholder's certificate or certificates previously representing shares of Summit Preferred Stock (each a "Summit Preferred Certificate") shall be aggregated (if a single stockholder holds more than one Summit Preferred Certificate) and exchanged for the foregoing consideration upon the surrender of such Summit Preferred Certificates in accordance with Section 2.2, without any interest thereon.

         (b) CONVERSION OF COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of common stock, $.09 par value, of Summit ("Summit Common Stock"), subject to
Section 2.2(e), each issued and outstanding share of Summit Common Stock, other than shares of Summit Common Stock held by persons who have taken all steps required to perfect their right to be paid the fair value of such shares under Article 113 of the Colorado Act, shall be converted into shares of validly issued, fully paid and nonassessable shares of common stock of CFB, $.01 par value ("CFB Common Stock"). All such shares of Summit Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each Summit shareholder's certificate or certificates previously representing shares of Summit Common Stock (each a "Summit Common Certificate") shall be aggregated (if a single stockholder holds more than one Summit Common

Certificate) and exchanged for a certificate representing whole shares of CFB Common Stock and cash in lieu of any fractional share issued in consideration therefor upon the surrender of such Summit Common Certificates in accordance with Section 2.2, without any interest thereon. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of CFB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in CFB's capitalization, then an appropriate and proportionate adjustment shall be made to the "Exchange Rate," as hereinafter defined, so that the number of shares of CFB Common Stock into which a share of Summit Common Stock shall be converted will equal the number of shares of CFB Common Stock that the holders of shares of Summit Common Stock would have received pursuant to such reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change had the record date therefor been immediately following the Closing Date.

         (c) EXCHANGE RATE. Subject to the adjustments provided in Section 2.1(b), 2.1(d) and 2.1(e) hereof, all of the issued and outstanding shares of Summit Common Stock and any outstanding options, warrants or other rights to Summit Common Stock shall be exchanged for Four Hundred Thousand (400,000) shares of CFB Common Stock (the aforementioned exchange rate is hereinafter referred to as the "Exchange Rate"). On or before the Effective Time, all stock options and other rights with respect to Summit Common Stock shall be
(i) accelerated and exercised by the holder thereof, in accordance with the terms of the stock option plan or agreement, or (ii) released and terminated by written acknowledgment and agreement by the holder thereof, obtained by Summit less than ten (10) business days prior to the Closing Date.

         (d) ADJUSTMENTS TO EXCHANGE RATE BASED ON CFB TRADING VALUE. Notwithstanding anything to the contrary in this Article 2, the Exchange Rate shall be subject to modification as set forth below:

              (i) If the CFB Trading Value is less than or equal to $39.50 per share, then the Exchange Rate shall be as set forth in Section 2.1(c), above;

              (ii) If the CFB Trading Value is greater than $39.50 per share, then the Exchange Rate shall be reduced so that the product of the CFB Trading Value multiplied by the Exchange Rate shall be $15,800,000.

    For purposes of this Agreement, the "CFB Trading Value" of the CFB Common Stock shall be the average of the per share closing price for the CFB Common Stock as reported by the NASDAQ National Market System for the 20 trading days ending at the end of the fourth trading day immediately preceding the Closing Date (as appropriately and proportionately adjusted in the event that, between the date hereof and the termination of such twenty trading day period, shares of CFB Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or stock dividend). Calculations will be rounded to three decimal places.

Any fractional share of CFB Common Stock will be paid in cash in accordance with Section 2.2(e). Illustrations of the above Exchange Rate calculations are attached as EXHIBIT 2.1(d) hereto and incorporated herein by reference.

         (e) ADJUSTMENT BASED ON SUMMIT VALUE. In the event that the Summit Value, calculated in accordance with Section 1.4, above, shall be less than $7,000,000, then the Exchange Rate determined in accordance with Section 2.1(c)-(d) shall be subject to reduction. The amount of reduction shall be determined by (i) multiplying the difference between the Summit Value and $7,000,000 by 2.0857 (which is the ratio of the minimum transaction value divided by the minimum equity requirement) and then (ii) dividing the foregoing product by $36.50 (which is the minimum CFB Trading Value).

         (f) SHAREHOLDERS' RIGHT OF DISSENT. Any holder of shares of Summit Stock who does not vote in favor of the Merger at the meeting of shareholders of Summit and has given notice in writing to the presiding officer prior to the Merger vote that he or she intends to demand payment for his or her shares of Summit Stock if the Merger is effectuated, shall be entitled to receive the value of the Summit Stock so held by him or her in accordance with Article 113 of the Colorado Act and his or her shares of Summit Stock shall be deemed subject to the provisions of Article 113 of the Colorado Act.

    2.2  EXCHANGE OF CERTIFICATES.

         (a) EXCHANGE AGENT. At the Closing, CFB shall deposit with Norwest Bank Minnesota, N.A. or such other bank or trust company acceptable to the parties (the "Exchange Agent"), for the benefit of the holders of shares of Summit Stock, (i) cash to be paid pursuant to Section 2.1(a) in exchange for the outstanding shares of Summit Preferred Stock and (ii) certificates dated the Closing Date representing the shares of CFB Common Stock and the cash to be paid in lieu of fractional shares to be issued and paid pursuant to
Section 2.1(b) in exchange for the outstanding shares of Summit Common Stock. (Such cash and certificates for shares of CFB Common Stock together with any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund.")

         (b) EXCHANGE PROCEDURES. Within five (5) business days after the Closing Date, CFB shall cause the Exchange Agent to mail to each holder of record of a Summit Certificate or Summit Certificates (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Summit Certificate(s) shall pass, only upon delivery of the Summit Certificate(s) to the Exchange Agent and which shall be in such form and have such other provisions as CFB and Summit may reasonably specify not later than five business days before the Closing Date and (ii) instructions for use in effecting the surrender of the Summit Common and Preferred Certificate(s) in exchange for cash, in the case of Summit Preferred Certificates, or for a certificate representing shares of CFB Common Stock and the cash to be paid in lieu of any fractional share, in the case of Summit Common Certificates. Upon surrender of a shareholder's Summit Preferred Certificate or Summit Preferred Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such

Summit Preferred Certificate(s) shall be entitled to receive in exchange therefor a check representing the amount of the cash to be paid for such Summit Preferred Stock and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Summit Preferred Certificate(s) surrendered, as provided in Section 2.2(c) below, and the Summit Certificate(s) so surrendered shall forthwith be canceled. Upon surrender of a shareholder's Summit Common Certificate or Summit Common Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Summit Common Certificate(s) shall be entitled to receive in exchange therefor (1) a certificate representing the number of whole shares of CFB Common Stock and
(2) a check representing the amount of the cash to be paid in lieu of a fractional share, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Summit Common Certificate(s) surrendered, as provided in Section 2.2(c) below, and the Summit Common Certificate(s) so surrendered shall forthwith be canceled. No interest will be paid on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Summit Common Certificates. In the event of a transfer of ownership of Summit Common Stock which is not registered in the transfer records of Summit, a CFB Certificate representing the proper number of shares of CFB Common Stock, and/or a check for the cash to be paid, may be issued to such a transferee if the Summit Common Certificate representing such Summit Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer. Any applicable stock transfer taxes shall be paid by CFB.

         (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES; VOTING. The Exchange Agent shall receive and hold, for distribution without interest to the first record holder of the certificate or certificates representing shares of Summit Common Stock, all dividends and other distributions paid on shares of CFB Common Stock held in the Exchange Agent's name as agent. Holders of unsurrendered Summit Common Certificates shall not be entitled to vote after the Closing Date at any meeting of CFB shareholders until they have exchanged their Summit Common Certificates.

         (d) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of Summit of the shares of Summit Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Summit Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the shares of CFB Common Stock and/or cash, in an amount as determined in accordance with the provisions of Sections 2.1(a), 2.1(b) and this Section 2.2, deliverable in respect thereof pursuant to this Agreement. Summit Certificates surrendered for exchange by any person constituting an "affiliate" of Summit for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until CFB has received a written agreement from such person as provided in Section 5.5.

         (e) FRACTIONAL SHARES. No fractional shares of CFB Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share, cash adjustments will be paid to holders in respect of any fractional share of CFB Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Trading Value of a share of CFB Common Stock. For purposes of calculating fractional shares, a holder of Summit Common Stock with more than one Summit Certificate shall receive cash only for the fractional share remaining after aggregating all of its, his or her Summit Common Stock to be exchanged.

         (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any CFB Common Stock) that remains unclaimed by the shareholders of Summit for twelve months after the Closing Date shall be paid to CFB. The Exchange Agent shall give notice to shareholders of Summit for whom Exchange Funds are held thirty (30) days prior to the date upon which the Exchange Funds shall be paid to CFB. Any shareholders of Summit who have not theretofore complied with this Article 2 shall thereafter look only to CFB for payment of their shares, and cash in an amount as determined in accordance with the provisions of Section 2.1(a),
Section 2.1(b) and this Section 2.2, without any interest thereon. Notwithstanding the foregoing, none of CFB, the Exchange Agent nor any other person shall be liable to any former holder of shares of Summit Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (g) LOST OR DESTROYED SHARES. In the event any Summit Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Summit Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as CFB may direct as indemnity against any claim that may be made against it with respect to such Summit Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Summit Certificate the shares of CFB Common Stock, and/or cash in an amount as determined in accordance with the provisions of Sections 2.1(a), 2.1(b) and this Section 2.2, deliverable in respect thereof pursuant to this Agreement.

                                     ARTICLE 3

                           REPRESENTATIONS AND WARRANTIES

    3.1 REPRESENTATIONS AND WARRANTIES OF SUMMIT. In order to induce CFB to enter into this Agreement, Summit represents and warrants to CFB, in all material respects, as of the date of this Agreement (except as otherwise expressly provided), as follows, except as disclosed on the attached EXHIBIT B (the "Summit Disclosure Schedule") and the schedules thereunder which are numbered to correspond to the representations set forth below:

         (a) BANK SUBSIDIARY ORGANIZATION. First National Summit Bank (the "Bank") is a national banking association duly organized and validly existing and in good standing under the laws of the United States with an authorized capital of $250,000, consisting of 2,500 shares of one class of common stock, par value $100.00 per share. All of the shares of stock of the Bank which are presently issued and outstanding, have been validly issued, fully paid and, subject to 12 U.S.C. Section 55 (1982), non-assessable, and except for those options described in Section 3.1(a) of the Summit Disclosure Schedule, there are no stock options or other commitments outstanding pursuant to which the Bank is obligated to issue additional shares of such stock or purchase or redeem any outstanding shares of such stock.

         (b) SUMMIT ORGANIZATION. Summit is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, with authorized capital stock consisting of 100,000 shares of preferred stock, $100.00 par value per share, of which 10,750 shares are issued and outstanding, and 2,000,000 shares of common stock, $.09 par value per share, of which 953,708 shares are issued and outstanding. Summit has all requisite power, authority, charters, licenses and franchises necessary or required by law to carry on the business activity in which it is presently engaged, except where the failure to have any such power, authority, charters, licenses or franchises would not reasonably be expected to have a material adverse effect on Summit. Summit is registered as a company under Section 1841 of Title 12, United States Code, as amended (the "Bank Holding Company Act"). Summit has no direct or indirect subsidiaries except the Bank and is not a partner to any partnership. Except as set forth in Section 3.1(b) of the Summit Disclosure Schedule, Summit owns all of the shares of Bank stock, free and clear of any liens or encumbrances.

         (c) ENFORCEABILITY. Subject to the required approval of the Merger by the shareholders of Summit, Summit has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Summit and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Summit. Subject to approval by the Summit shareholders and of government agencies and other governing bodies having regulatory authority over Summit or the Bank as may be required by statute or regulation, this Agreement constitutes a valid and binding obligation of Summit, enforceable against it in accordance with its terms.

         (d) LIMITATION OF BANK'S POWERS. Except as set forth in Section 3.1(d) of the Summit Disclosure Schedule, there are no proceedings or actions pending by any federal or state regulatory body having authority over the Bank to limit or impair any of the Bank's powers, rights and privileges, to terminate deposit insurance or to dissolve the Bank.

         (e) CORPORATE RECORDS. Summit's Articles of Incorporation and Bylaws, and the Bank's Articles of Association and Bylaws are each unchanged from the form in which they were delivered to CFB on or before the date of this Agreement. The minute books of Summit and the Bank contain reasonably complete and accurate records of all meetings and corporate actions of each of their respective shareholders and Boards of Directors.

         (f) INSURED STATUS OF BANK. The Bank is an insured bank under the provisions of Chapter 16 of Title 12, United States Code Annotated, known as the "Federal Deposit Insurance Act," and no act or default on the part of any of the Bank exists that could reasonably be expected to have a material adverse effect on its status as an insured bank thereunder. All of the Bank's deposits are insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC as set forth in Section 3.1(f) of the Summit Disclosure Schedule. The Bank possesses and is in full compliance with all licenses, franchises, permits and other governmental authorizations that are legally required to hold its properties or conduct its business, except where the failure to possess any such licenses, franchises, permits or other governmental authorizations would not reasonably be expected to have a material adverse effect on Summit.

         (g) NO DEFAULT; CREATION OF LIENS. Neither the execution and delivery of this Agreement, nor the consummation of the Merger will (i) conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of (A) any judgment, order or decree of any court or other governmental agency to which Summit or the Bank may be subject,
(B) any of the "Material Contracts," as hereinafter defined, or (C) the Articles of Incorporation/Association or Bylaws of Summit or the Bank, or (ii) constitute an event that, with the lapse of time or action by a third party, would result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the Summit Common Stock or any of the Bank's capital stock.

         (h) FINANCIAL STATEMENTS. The following financial statements of the Bank and Summit (the "Financial Statements") have been delivered to CFB and are incorporated by reference herein:

              (i) The Consolidated Reports of Condition and Income of the Bank as of December 31 for each of the years 1994, 1995 and 1996 and the period ending March 31, 1997; and

              (ii) The audited consolidated financial statements of Summit, prepared in the ordinary course of business for each of the years ended December 31, 1994, 1995 and 1996.

Each of the aforementioned Financial Statements is, and the Determination Date Balance Sheet will be (when delivered pursuant to Section 1.4), true and correct in all material respects, and together they fairly present, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto and except that the unaudited Financial Statements are subject to any adjustments which might be required as a result of an examination of independent accountants) the financial position and results of operation of each of the respective Bank and Summit as of the dates and for the periods therein set forth. To the knowledge of Summit, such Financial Statements did not, as of the date of the preparation thereof, exclude any material assets or omit to state any material liability, absolute or contingent, the inclusion or omission of which renders such financial statements, in light of the circumstances in which they were made, misleading in any material respect. Since May 31, 1997, there has been no material adverse change in the financial condition, results of operation or business of the Bank and Summit, taken as a whole (other than changes in banking laws or regulations, changes in generally accepted accounting principles or interpretations thereof that affect the banking industry generally, or changes in general economic conditions that affect the banking industry on a nationwide basis, including changes in the general level of interest rates).

         (i) FIDELITY INSURANCE. The Bank is insured under a Banker's Blanket Bond which is in full force and effect and the Bank has not received notice of cancellation or non-renewal thereof, and except as set forth in Schedule 3.1(i) of the Summit Disclosure Schedule, filed any claim thereunder during the past five years. There are no unresolved claims.

         (j) EMPLOYMENT CONTRACTS. Except as set forth in Section 3.1(j) of the Summit Disclosure Schedule, neither Summit nor the Bank is a party to or bound by any written or oral (i) employment or consulting contract that is not terminable without penalty by Summit or the Bank on 30 days' or less notice or
(ii) any collective bargaining agreement covering employees.

         (k) EMPLOYEE BENEFITS. Section 3.1(k) of the Summit Disclosure Schedule lists every employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which the Bank or Summit maintain or to which the Bank or Summit contribute on behalf of current or former employees of the Bank or Summit. All of the plans and programs listed in Section 3.1(l) of the Summit Disclosure Schedule (hereinafter referred to as the "Plans") are in compliance in all material respects with all applicable requirements of ERISA and all other applicable federal and state laws. None of the Plans is a defined benefit pension plan.
 None of the Plans has engaged in a "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, none of the Plans which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Plan and none of the Plans has incurred an accumulated funding deficiency within the meaning of
Section 412(a) of the Code.

         (l) LITIGATION. Except as described in Section 3.1(l) of the Summit Disclosure Schedule, no claims have been asserted by written notice to Summit and no relief has been sought against Summit, the Bank or any of the Plans in any pending litigation or governmental proceedings or otherwise. Neither Summit nor the Bank is a party to any unsatisfied order, judgment or decree which is adverse to Summit or the Bank, and neither Summit nor the Bank (i) is the subject of any cease and desist order, or other formal or informal enforcement action by any regulatory authority; or (ii) has made any commitment to or entered into any agreement with any regulatory authority that restricts or adversely affects its operations or financial condition. To the knowledge of Summit, there do not exist facts that would reasonably be expected to give rise to a material claim against Summit or the Bank after the Closing Date.

         (m) TAXES. Each of Summit and the Bank have filed all federal and state income tax returns and all other returns with respect to any taxes, either federal, state or local, which it is required to have filed; said returns have been correctly and accurately prepared; all taxes reflected thereon have been paid or adequately accrued for; no notice of any deficiency, assessments or additions to tax have been received by Summit or the Bank; neither Summit nor the Bank has waived any statute of limitations with respect to any taxes reflected on said returns; and deferred taxes have been properly reflected on the financial statements. Except as set forth in
Section 3.1(m) of the Summit Disclosure Schedule, there are no other taxes of any kind or character for which either Summit or the Bank is or may be liable which are now past due, delinquent and/or unpaid.

         (n) TITLE TO PROPERTY. The Bank has good and marketable title to all material assets and properties, whether real or personal, that it purports to own, including without limitation all real and personal assets and properties reflected in its Consolidated Reports of Condition and Income as of December 31, 1996, or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1996) subject to no liens, mortgages, security interests, encumbrances or charges of any kind, except (i) as noted in said Consolidated Reports or the Schedules thereto; (ii) statutory liens for taxes not yet delinquent; (iii) security interests granted to secure deposits of funds by federal, state or other governmental agencies; (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held by the Bank as of the date hereof; and (v) such liens, mortgages, security interests, encumbrances and charges that are not in the aggregate material to the assets and properties of such Bank.

         (o) INSURANCE POLICIES. Summit has delivered to CFB true, accurate and complete copies of all insurance policies of Summit and the Bank as of the date of this Agreement. Each such policy is in full force and effect, with all premiums due thereon on or prior to the date of this Agreement having been paid as and when due.

         (p) BANK PROPERTY. All buildings, structures, fixtures, and appurtenances comprising the premises of the Bank are in good condition subject to ordinary wear and tear. Except for the facts set forth in the Assessment (as hereinafter defined), Summit and the Bank are, and have been at all times, in substantial compliance with all applicable Environmental Laws (as defined below), and have not engaged in any activity resulting in a material violation of any applicable Environmental Law. To the best knowledge of Summit, there is no legal, administrative, or other proceeding, claim, investigation (with respect to which Summit is aware), inquiry, order, hearing or action of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on Summit or the Bank, of any liability arising from any violation of or obligation under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("Environmental Laws"), pending or, to the knowledge of Summit, threatened against Summit or the Bank; to the knowledge of Summit and except for the facts set forth in the Assessment, there is no reasonable basis for any such proceeding, claim, investigation, inquiry, order, hearing or action; and neither Summit nor the Bank is subject to any agreement, order, judgment, or decree by or with court, governmental authority or third party imposing any such environmental liability. No claims have been made by any governmental authority or third party against Summit since it was incorporated, or the Bank during the past ten (10) years relating to damage, contribution, cost recovery, compensation, loss or inquiry resulting from any violation of or obligation under any Environmental Laws.

         (q) CONDUCT OF BUSINESS. Except for the facts set forth in the Assessment, the Bank and Summit are in compliance in all material respects with all laws, regulations and orders (including zoning ordinances) applicable to them and to the conduct of their business, including without limitation, all statutes, rules and regulations pertaining to the conduct of the Bank's banking activities (including the exercise of fiduciary and trust powers), except where the failure to comply would not reasonably be expected to have a material adverse effect on Summit.

         (r) DOCUMENTATION. The documentation relating to loans made by the Bank and relating to all security interests, mortgages and other liens with respect to all collateral for such loans, taken as a whole, is adequate for the enforcement of the material terms of such loans and of the related security interests, mortgages and other liens. The terms of such loans and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including laws, rules and regulations relating to the extension of credit). There are no loans, leases, other extensions of credit or commitments to extend credit of the Bank that have been or should in accordance with generally acceptable accounting principles, have been classified by the Bank as nonaccrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification. Summit has provided to CFB such written information concerning the loan portfolios of the Bank as CFB has requested, which information is true, correct and complete in all material respects.

         (s) LEASES AND CONTRACTS. Except as set forth in Section 3.1(s) of the Summit Disclosure Schedule neither the Bank nor Summit is a party to or bound by any written or oral (i) lease or license with respect to any property, real or personal, with a value in excess of $20,000, whether as a lessor, lessee, licensor or licensee; (ii) contract or commitment for capital expenditures in excess of $20,000 for any one project or $50,000 in the aggregate; (iii) contract or commitment for total expenses in excess of $20,000 made in the ordinary course of business for the purchase of materials, supplies, or for the performance of services for a period of more than 180 days from the date of this Agreement; or (iv) contract or option for the purchase or sale of any real or personal property other than in the ordinary course of business (all such agreements, contracts, and commitments collectively are herein referred to as the "Material Contracts"). The Bank and Summit have performed in all material respects all obligations required to be performed by them to date, and are not in material default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under any of the Material Contracts to which the Bank or Summit is a party or by which the Bank or Summit is bound. Each of the Material Contracts is a valid and legally binding obligation of the Bank and the other party or parties thereto, subject to (i) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the application of equitable principles if equitable remedies are sought.

         (t) SHAREHOLDER LISTS. Summit has furnished to CFB a current shareholder list as of the date set forth therein that (i) sets forth the record name and number of shares held by each holder of preferred stock and common stock of Summit and (ii) identifies each shareholder who is an officer or director of the Bank or Summit.

         (u) BANK PRINCIPALS. Except as set forth in Section 3.1(u) of the Summit Disclosure Schedule, no director or executive officer of Summit or the Bank, nor any holder of ten percent or more of the outstanding capital stock of Summit, nor any affiliate of such person as that term is defined under 12 USC 371(c) ("Bank Principal") (i) is or has during the period subsequent to December 31, 1995, been a party (other than as a depositor) to any transaction with the Bank, whether as a borrower or otherwise, which (a) was made other than in the ordinary course of business; (b) was made on other than substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions for other persons; or (c) involves more than the normal risk of collectibility or presents other unfavorable features; or (ii) is a party to any loan or loan commitment, whether written or oral, from the Bank involving an amount in excess of $10,000. Except as set forth in Section 3.1(u) of the Summit Disclosure Schedule, no Bank Principal holds any position with any depository organization other than the Bank or Summit. For the purposes of this provision, the term "depository organization" means a commercial bank (including a private bank), a savings bank, a trust company, a savings and loan association, a homestead association, a cooperative bank, an industrial bank, a credit union, or a depository organization holding company.

         (v) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Summit or the Bank for inclusion or incorporation by reference in
(i) the "Registration Statement" (as hereinafter defined) will, at the time the Registration Statement becomes effective under the Securities Act of 1993, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the "Prospectus-Proxy Statement" (as hereinafter defined) and any amendment or supplement thereto will, at the date of mailing to the Summit stockholders and at the times of the meeting of stockholders of Summit to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Summit will use its best efforts to cause those portions of the Registration Statement supplied by Summit to comply in all material respects with applicable law.

         (w) AGREEMENTS WITH BANK REGULATORS. Except as set forth in Section 3.1(w) of the Summit Disclosure Schedule, neither Summit nor the Bank: (i) is a party to any written agreement or memorandum of understanding with; (ii) is subject to any order or directive by; (iii) is subject to any extraordinary supervisory letter from; or (iv) has adopted any board resolutions at the request of, federal or state governmental entities charged with the supervision or regulation of Bank or Summit or engaged in the insurance of bank deposits ("Bank Regulators"), nor has Summit been advised by any Bank Regulators that it is contemplating issuing or requesting any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

    3.2 REPRESENTATIONS AND WARRANTIES OF CFB. CFB represents and warrants to Summit, in all material respects, as of the date of this Agreement (except as otherwise expressly provided) as follows, except as disclosed on the attached EXHIBIT C (the "CFB Disclosure Schedule") and the schedules thereunder which are numbered to correspond to the representations set forth below:

         (a) CFB ORGANIZATION. CFB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with authorized capital stock consisting of 30,000,000 shares of common stock, par value of $.01 per share, of which 18,658,951 shares were issued and outstanding as of March 31, 1997 and 2,000,000 shares of preferred stock, of which no shares of preferred stock were issued and outstanding as of March 31, 1997. CFB has all requisite power, authority, charters, licenses and franchises necessary or required by law to carry on the business activity in which it is presently engaged. CFB is registered as a corporation under Section 1841 of Title 12, United States Code, as amended (the "Bank Holding Company Act").

         (b) REPORTS. CFB and the CFB Subsidiaries have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the Securities and Exchange Commission ("SEC"), including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "CFB Reports." As of their respective dates, the CFB Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. CFB has timely filed with the SEC all reports, statements and forms required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (c) ENFORCEABILITY. The execution, delivery and performance of this Agreement by CFB and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of CFB. Subject to approval by the government agencies and other governing bodies having regulatory authority over CFB as may be required by statute or regulation, this Agreement constitutes a valid and binding obligation of CFB, enforceable against it in accordance with its terms. This Agreement does not require the approval of CFB shareholders. CFB has no knowledge of any facts or circumstances which would lead a reasonably prudent person to conclude that regulatory approval of this transaction might be denied.

         (d) NO DEFAULT; CREATION OF LIENS. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any judgment, order or decree of any court or other governmental agency to which CFB may be subject, or any contract, agreement or instrument to which CFB is a party or by which

CFB is bound or committed, or the Articles of Incorporation or Bylaws of CFB, or constitute an event that, with the lapse of time or action by a third party, could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the CFB Common Stock.

         (e) INFORMATION SUPPLIED. None of the information supplied or to be supplied by CFB for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading and (ii) the Prospectus-Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Summit stockholders and at the times of the meeting of stockholders of Summit to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with applicable law.

         (f) NO PLAN TO TRANSFER ASSETS. CFB has no plan or intention to sell or otherwise dispose of any of the assets of Summit to be acquired in the Merger, except for dispositions in the ordinary course of business or transfers to controlled subsidiaries as described in Section 368(a)(2)(C) of the Code.

         (g) FUTURE FILING REQUIREMENTS. CFB will make any and all filings which are required to satisfy the requirements of Rule 145(d)(1) and Rule 144(c) (or any amendments, supplements, or successors to such rules) on or before the dates on which such filings are required to be made to comply with applicable requirements of law, and will include in its reports, both quarterly and annual, the statement that CFB has filed all reports required to be filed by Section 13 or 15(d) of the Securities and Exchange Act of 1934 during the preceding 12 months.

                                   ARTICLE 4

                          COVENANTS OF SUMMIT AND CFB

    4.1 COVENANTS OF SUMMIT. During the period from the date of this Agreement and continuing until the Effective Time, Summit agrees as follows:

         (a) ORDINARY COURSE. Except as otherwise required under this Agreement or by CFB, Summit and the Bank shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect. Summit shall not, nor shall it permit the Bank to (i) enter into any new material line of business, (ii) increase or decrease the current number of the directors of Summit and the Bank, (iii) change its or the Bank's lending, investment, liability management or other material banking policies in any respect that is material to such party; or (iv) incur or commit to any capital expenditures (or any obligations or liabilities in connection therewith) other than capital expenditures (and obligations or liabilities in connection therewith) incurred or committed to in the ordinary course of business consistent with past practices.

         (b) SHAREHOLDER MEETING. Summit will cause to be duly called, and will cause to be held as soon as it is practicable to do so, but in no event later than forty-five (45) days following the effective date of the Registration Statement, a meeting of its shareholders and will direct that this Agreement be submitted to a vote at such meeting. Summit will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Colorado Act and other applicable laws and regulations; (ii) recommend by the affirmative vote of a majority of the Board of Directors a vote in favor of approval of this Agreement; and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

         (c) REGISTRATION STATEMENT. Summit will promptly furnish or cause to be furnished to CFB all of the information concerning Summit and the Bank required for inclusion in, and will cooperate with CFB in the preparation of, the Registration Statement and Prospectus-Proxy Statement (including audited financial statements, prepared in accordance with generally accepted accounting principles, in form suitable for inclusion in the Registration Statement and Prospectus-Proxy Statement), or any statement or application made by CFB to any governmental body in connection with the Merger. Summit agrees promptly to advise CFB if at any time prior to the Effective Date of the Merger, any information provided by or on behalf of Summit becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission.

         (d) CONFIDENTIAL INFORMATION. Summit will hold in confidence all documents and nonpublic information concerning CFB and its subsidiaries furnished to Summit and its representatives in connection with the Merger and will not release or disclose such information to any other person, except as required by law and except to Summit's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the Merger contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with CFB (except to the extent that such information can be shown to be previously known to Summit, in the public domain, or later acquired by Summit from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to CFB.

         (e) BENEFIT PLANS. Summit and the Bank will, to the extent legally permissible, take all action necessary or required (i) to terminate or amend, if requested by CFB and at CFB's cost, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Time; (ii) to amend the Plans to comply with the provisions of the Tax Reform Act of 1986, as amended, and regulations thereunder and other applicable law as of the Effective Time; and (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Time.

         Except as set forth in Section 3.1(k) of the Summit Disclosure Schedule, and except as otherwise required pursuant to this Section 4.1(e), Summit agrees as to itself and the Bank that it will not, without the prior written consent of CFB, (i) enter into, adopt, amend (except as may be required by law) or terminate any Plan, as the case may be, or any other employee benefit plan or any agreement, arrangement, plan or policy between Summit or any of the Bank and one or more of its directors or officers; provided, however, that Summit or the Bank may amend any of the Plans to reduce or eliminate a requirement of mandatory periodic contributions provided that if any of the Plans do not have assets with an aggregate value that exceeds the present value of its liability for accrued benefits, all as determined on a termination basis, then Summit shall accrue on its Determination Date Financial Statements the amount by which any of the Plans are underfunded; (ii) except for normal increases in the ordinary course of business consistent with past practice that in the aggregate do not result in aggregate annual base compensation expense to Summit in excess of 105% of that in effect as of December 31, 1996, increase in any manner the compensation of any director, officer, or employee, or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of Summit or the Bank of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of the Merger.

         (f) NO SOLICITATIONS. Summit shall not permit the Bank to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or the Bank to solicit, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal (as defined below), or agree or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. Summit shall promptly advise CFB orally and in writing of any such inquiries or proposals, including all of the material terms thereof. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Summit or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of Summit other than the transactions contemplated or permitted by this Agreement.

         (g)  NO ACQUISITIONS.  Other than (i) acquisitions described in
Section 4.1(g) of the Summit Disclosure Schedule, or (ii) acquisitions which may be mutually agreed to by the parties, Summit shall not, nor shall permit the Bank to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or division thereof or otherwise acquire or agree to acquire any substantial amount of assets in each case; PROVIDED, however, that the foregoing shall not prohibit (i) internal reorganizations, consolidations or dissolutions involving only the Bank as permitted or directed by this Agreement, (ii) foreclosures and other acquisitions related to previously contracted debt, in each case in the ordinary course of business, or (iii) acquisitions of Summit assets in each case in the ordinary course of business.

         (h) INSURANCE. Summit and the Bank shall maintain the insurance coverage (or coverage of a like kind and amount) referenced in Section 3.1(o) through the Effective Time.

         (i) POOLING RESTRICTIONS. From and after the date of this Agreement, neither Summit nor the Bank shall take any action which, with respect to Summit, would disqualify the Merger as a "pooling of interests" for accounting purposes.

         (j) FINANCIAL STATEMENTS. Summit shall have prepared, filed and submitted to CFB all quarterly and management prepared financial statements for any periods ending at least 30 days before the Closing Date.

         (k) ADDITIONAL COVENANTS OF SUMMIT. From the date of this Agreement to the Closing Date or the earlier termination of this Agreement, Summit, EXCEPT WITH THE PRIOR WRITTEN CONSENT OF CFB (except as otherwise specifically provided in clauses (xiv) and (xv) of this Section 4.1(k)), or as specifically required under the Agreement, shall not, nor shall it allow the Bank to:

              (i) Except as set forth in Section 4.1(g) of the Summit Disclosure Schedule, issue, sell or commit to issue or sell any shares of capital stock of Summit or the Bank, securities convertible into or exchangeable for capital stock of Summit or the Bank, warrants, options or other rights to acquire such stock, or enter into any agreement with respect to the foregoing other than issuance by the Bank of capital stock to Summit;

              (ii) Redeem, purchase or otherwise acquire (except for trust account shares) directly or indirectly, any shares of capital stock of Summit or the Bank or any securities convertible or exercisable for any shares of capital stock of Summit or the Bank;

              (iii) Split, combine or reclassify any of capital stock of Summit or the Bank or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of Summit or the Bank;

              (iv) Borrow, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, any material amount;

              (v) Other than in the ordinary course of business, discharge or satisfy any material lien or encumbrance on the properties or assets of the Bank or pay any material liability;

              (vi) Mortgage, pledge or subject to any lien or other encumbrance any of its assets, except (A) in the ordinary course of business, (B) liens and encumbrances for current property taxes not yet due and payable, and (C) liens and encumbrances which do not materially affect the value or interfere with the current use or ability to convey the property subject thereto or affected thereby;

              (vii) Sell, assign or transfer any tangible or intangible assets with a book value greater than $10,000, except in the ordinary course of business;

              (viii) Enter into any individual employment, agency or other contract or arrangement for the performance of personal services for an amount in excess of $10,000 (except for service agreements in the ordinary course of business);

              (ix) Amend the Bank' or Summit's Articles of Association, Articles of Incorporation, Bylaws or other governing documents;

              (x) Cancel any material debt or claim or waive any right of material value, except in the ordinary course of business;

              (xi) Repurchase or enter into any agreement to repurchase all or any portion of any loan previously participated to any other financial institution other than loans repurchased in compliance with all applicable laws and regulations;

              (xii) Originate any loan which is thereafter participated to another financial institution providing for payment upon default on any basis other than pro rata;

              (xiii) Make or commit to make any further advances on any loan which is either in default or classified, whether such classification is a result of a federal or state bank regulatory examination or internal classification of substandard or lower by Bank's officers or directors, unless the Bank is under a legal obligation to do so;

              (xiv) (A) make, or agree to make, any fully secured loan or increase any existing fully secured loan for an amount in excess of $150,000, to any one borrower, unless said loan is made pursuant to a properly documented and legally enforceable commitment of the Bank to the borrower made prior to the date of this Agreement; (B) make, or agree to make, any unsecured loan or increase any unsecured loan by $25,000 or more, unless said loan is made pursuant to a properly documented and legally enforceable commitment of the Bank to the borrower made prior to the date of this Agreement; (C) make, or agree to make any new loan or advance on any existing loan, except in conformity with the Bank's current loan policies; (D) make, or agree to make, any additional advance in an amount in excess of $25,000 with respect to any loan classified "substandard" or less by any bank regulatory agency or pursuant to the Bank's risk rating system; or (E) make any change with respect to the terms of any existing loan, except in the ordinary course of business (the provisions of parts A and B of this section shall not apply to renewals of existing loans, advances under existing loans or increases to existing loans for an amount below the applicable limit set forth in parts A and B). Section 4.1(xiv), CFB shall provide advice of its consent within three business days after CFB has received the Request for Consent and accompanying information necessary for CFB to consider the request;

              (xv) Make or agree to make any loan to any Bank Principal or any person, corporation or entity in violation of any state or federal law or regulation;

              (xvi) Incur any obligation or liability with respect to capital expenditures which exceeds $10,000 for any single matter or $50,000 in the aggregate, except for capital expenditures described in Section 3.1(s) of the Summit Disclosure Schedule;

              (xvii) Fail to timely pay and discharge all federal and state taxes and other accounts payable for which it is liable, provided, that the Bank may deposit an amount equal to any such taxes, in lieu of the payment thereof, into a reserve account, determined consistently with prior practices, from which such taxes will be paid when and to the extent they are found to be properly due and payable;

              (xviii) Pay or commit to pay any additional salary or other compensation to any of the Bank's officers, directors or employees;

              (xix) Except as otherwise required pursuant to Section 4.1(e), enter into, adopt, amend (except as may be required by law), terminate or make or grant any increase above current funding levels in any of the Plans (other than normal premium increases on current health care insurance) or arrangement;

              (xx) Purchase or sell any bonds or other investment securities without prior written consent of CFB or make or agree to make any investment in violation of any federal law or regulation except that the Bank may purchase U.S. Treasury or Agencies securities with maturity dates of twenty-four (24) months or less;

              (xxi) Fail to charge and pay interest rates on loans and deposits, respectively, not materially consistent with practices in the Bank's marketplace;

              (xxii) Fail to use its reasonable best efforts to comply with any law, rule, regulation or order applicable to the Bank and/or Summit if such failure would have a material adverse effect upon Summit;

              (xxiii) Fail to make all appropriate and required transfers to the Bank's loan loss reserves based upon existing policies of the Bank or at the request of any regulatory agency or, in any event, fail to maintain a loan loss reserve of at least equal to $2,000,000;

              (xxiv) Change any accounting methods, practices or procedures with respect to the accumulation and presentation of financial information, except as directed by applicable law or regulation or to conform with accounting standards;

              (xxv) Declare or pay any dividends or distributions with respect to its stock after the Determination Date; or

              (xxvi) Fail to use its reasonable best efforts to obtain the consent or approval of each person (other than the government authorities referred to in Section 6.1(c)) whose consent or approval is required in order to permit a succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Summit or the Bank under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument.

    4.2 COVENANTS OF CFB. During the period from the date of this Agreement and continuing until the Effective Time, CFB agrees as follows:

         (a) ORDINARY COURSE. Except as set forth in Section 4.2(a) of the CFB Disclosure Schedule, CFB shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

         (b) APPLICATION. Subject to the required cooperation of Summit and its affiliates, CFB shall use its reasonable best efforts to prepare and submit within thirty (30) days of the date hereof an application to the Federal Reserve Bank of Minneapolis for prior approval pursuant to Section 3(a)(5) of the Bank Holding Company Act of 1956, as amended, of the proposed transaction, and to prosecute all required federal and state applications.

         (c) COOPERATION. CFB will furnish to Summit all the information concerning CFB required for inclusion in, and will cooperate in the preparation of, the Prospectus-Proxy Statement to be sent to the shareholders of Summit. CFB agrees promptly to advise Summit if at any time prior to the Effective Date of the Merger, any information provided by CFB in the Prospectus-Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission.

         (d) REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, CFB will file with the SEC a registration statement on Form S-4 under the Securities Act (the "Registration Statement") and any other applicable documents, which will include a prospectus and joint proxy statement (the "Prospectus-Proxy Statement"), and will use its best efforts to cause the Registration Statement to become effective under the Securities Act and applicable state securities laws as soon as practicable. CFB shall advise Summit promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and CFB shall furnish Summit with copies of all such documents. At the time the Registration Statement becomes effective, the Registration Statement and the Prospectus-Proxy Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading. At the time of mailing thereof to the Summit shareholders, at the time of the Summit shareholders' meeting referred to in Section 4.1(b) hereof and at the Effective Time of the Merger, the Prospectus-Proxy Statement included as part of the Registration Statement or any amendment thereof or supplement thereto, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Summit shareholders' meeting; PROVIDED, HOWEVER, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus-Proxy Statement made in reliance upon and in conformity with information furnished by Summit or the Bank for use in the Registration Statement or the Prospectus-Proxy Statement. CFB shall bear the costs of all SEC filing fees with respect to the Registration Statement, the costs of printing the Prospectus-Proxy Statement, and the costs of qualifying the shares of CFB Common Stock under state blue sky laws as necessary.

         (e) LISTING. CFB will file all documents required to be filed to obtain approval for listing the CFB Common Stock to be issued pursuant to the Merger on the NASDAQ National Market System and use its best efforts to effect said listing.

         (f) SHARES TO BE ISSUED. The shares of CFB Common Stock to be issued by CFB to the shareholders of Summit pursuant to this Agreement will, upon such issuance and delivery to said shareholders pursuant to the Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of CFB Common Stock to be delivered to the shareholders of Summit pursuant to this Agreement are and will be free of any preemptive rights of the stockholders of CFB.

         (g) BLUE SKY. CFB will file all documents required to obtain prior to the Effective Time of the Merger all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

         (h) CONFIDENTIAL INFORMATION. CFB will hold in confidence all documents and information concerning Summit and the Bank furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Summit (except to the extent that such information can be shown to be previously known to CFB, in the public domain, or later acquired by CFB from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Summit.

         (i) REGISTRATION STATEMENT. CFB will furnish or cause to be furnished all of the information concerning CFB and the CFB Subsidiaries required for inclusion in, and will cooperate with Summit in the preparation of the Registration Statement, or any statement or application made by Summit to any governmental body in connection with the transactions contemplated by this Agreement. CFB agrees to advise Summit if at any time prior to the Effective Time, any information provided by or on behalf of CFB becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission.

    4.3 COVENANTS OF SUMMIT AND CFB. During the period from the date of this Agreement and continuing until the Effective Time, Summit and CFB agree as to themselves and their subsidiaries that, except as expressly contemplated or permitted by this Agreement, or to the extent that the parties shall otherwise consent in writing:

         (a) GOVERNING DOCUMENTS. No party shall amend its Certificate or Articles of Incorporation or Bylaws.

         (b) OTHER ACTIONS. Unless such action is required by law or sound banking practice, no party knowingly and intentionally shall, or shall permit any of its Subsidiaries to, take any action that (i) is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (ii) would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals (as defined in Section 6.1(c)) without imposition of a condition or restriction of the type referred to in Section 6.1(f) hereof except, in every case, as may be required by applicable law or this Agreement.

         (c) ADVICE OF CHANGES; GOVERNMENT FILINGS. Each party shall promptly advise the other orally and in writing of any change or event constituting a material breach of any of the representations, warranties or covenants of such party contained herein. CFB shall file all reports required to be filed by it with the SEC between the date of this Agreement and the Effective Time and shall deliver to Summit copies of all such reports promptly after the same are filed. CFB, Summit and each subsidiary of CFB or Summit that is a bank shall file all Call Reports with the appropriate Bank Regulators and all other reports, applications and other documents required to be filed with the appropriate Bank Regulators between the date hereof and the Closing Date and shall make available to the other party copies of all such reports promptly after the same are filed.

         (d) TITLE OF PROPERTY. Summit agrees to deliver to CFB (at Summit's expense) within thirty (30) days of the date hereof, a title insurance commitment for all real property owned by Summit or the Bank in the State of Colorado (including property held as OREO) (the "Title Commitment").
 CFB shall have thirty (30) days after receipt by CFB's counsel of said Title Commitment within which to notify Summit, in writing, of CFB's objection to any exceptions (other than any exception of the type described in Section 3.1(n)(i) through (iv)) to the title shown in said Title Commitment. In the event of any such objection, then Summit shall have thirty (30) days from the date of such objection within which to attempt to eliminate such objected to exceptions to title from the Title Commitment. In the event such objected to exceptions are not eliminated or satisfied to the reasonable satisfaction of CFB, CFB may terminate this Agreement pursuant to Section 7.1 hereof and such termination shall be the sole and exclusive remedy for the failure to eliminate or satisfy such exceptions.

         (e) ENVIRONMENTAL ASSESSMENT. Summit shall engage at its expense an independent, qualified environmental engineering firm, acceptable to CFB for the purpose of conducting a Phase I Hazardous Waste Assessment (the "Assessment") of all real properties owned or controlled by the Bank. The Assessment shall satisfy ASTM's E-1527 Standard Practice and shall include a record review of publicly available federal, state and local sources of environmental records. The Assessment shall be completed within thirty (30) days after the date hereof. CFB shall have a period of thirty (30) days from the date of receipt of such Assessment to review such Assessment and give written notice to Summit stating either that (i) such Assessment is approved by CFB or (ii) such Assessment is not approved by CFB and the reasons therefor.

    If CFB gives a notice pursuant to (ii) above which sets forth specific objections to the Assessment, then CFB may, at its option, terminate this Agreement as of the date which is sixty (60) days after the date of such notice unless during such sixty (60) day period Summit corrects or satisfies such objections, or indemnifies CFB against loss, liability or expense, to the reasonable satisfaction of CFB.

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

    5.1  REGULATORY MATTERS.

         (a) CFB shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and, following the record date for the stockholder meeting of Summit, thereafter mail the Prospectus-Proxy Statement to the stockholders of Summit.

         (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain as promptly as practicable all necessary permits, consents, and authorizations of all governmental entities necessary to consummate the Merger ("Requisite Regulatory Approvals"). Summit and CFB shall have the right to review in advance, and to the extent practicable each will consult the other on, subject to applicable laws relating to the exchange of information, all the information relating to Summit or CFB, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to any governmental entity in connection with the Merger.
 In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

         (c) Summit and CFB shall promptly furnish each other with copies of written communications received by Summit or CFB, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such items are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof) from, or delivered by any of the foregoing to, any governmental entity in respect of the Merger.

    5.2 LETTERS OF SUMMIT OFFICERS. Summit shall cause to be delivered to CFB a letter of Summit's chief financial officer in substantially the form shown on EXHIBIT 5.2A dated (i) the date on which the Registration Statement shall become effective and (ii) the business day prior to the Closing Date, and addressed to CFB.

    CFB shall cause to be delivered to Summit a letter of CFB's chief financial officer in substantially the form shown on EXHIBIT 5.2B dated (i) the date on which the Registration Statement shall become effective and (ii) the business day prior to the Closing Date, and addressed to Summit.

    5.3 ACCESS TO INFORMATION. Upon reasonable notice and subject to applicable laws relating to the exchange of information, Summit and CFB shall each (and cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of CFB, access during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records for the purpose of updating any review of such items performed prior to the date of this Agreement and, during such period, Summit and CFB shall (and shall cause each of its subsidiaries to) make available to the other: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or federal or state banking laws (other than reports or documents which either party is not permitted to disclose under applicable law); and (b) all other information concerning its business, properties and personnel as either party may reasonably request. It is the intention of the parties that CFB shall conduct an examination of Summit and the Bank (i) promptly following execution of the Agreement and, again (ii) prior to the Closing Date in order to confirm compliance with the representations, warranties and covenants set forth in this Agreement. Any required adjustments to the Financial Statements shall be made by Summit within ten
(10) business days following identification by CFB. In the event of a dispute between Summit and CFB over whether adjustments are in conformity with generally accepted accounting principles, the parties agree to share the cost of referring the matter to Grant Thornton L.L.P. and to abide by its final determination. No investigation by either party shall affect the representations and warranties set forth herein.

     5.4 AFFILIATES. Each of Summit and CFB shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Summit or CFB to deliver to the other party hereto, as soon as practicable after the date hereof, and at least 32 days prior to the Closing Date, a written agreement substantially in the form of EXHIBIT 5.4.

     5.5 EMPLOYEE BENEFIT PLANS. Each person who is an employee of the Bank as of the Effective Time ("Bank Employees") shall be participants in the employee welfare plans, and shall be eligible for participation in the pension plans of CFB, as in effect from time to time, subject to any eligibility requirements (with full credit for years of past service to any of the Bank, or to any predecessor-in-interest of the Bank to the extent such service is presently given credit under the Plans of the Bank described in
Section 3.1(k) hereof, for the purpose of satisfying any eligibility and vesting periods) applicable to such plans (but not subject to any pre-existing condition exclusions) and shall enter each welfare plan immediately after the Effective Time and shall enter each pension plan not later than the first day of the calendar year which begins at least 32 days after the Effective Time. For the purpose of determining each Bank Employee's benefit for the year in which the Merger occurs under the CFB vacation program, vacation taken by a Bank Employee in the year in which the Merger occurs will be deducted from the total CFB benefit. Each Bank Employee shall be eligible for participation, as a new employee with the credit for past service described above, in the CFB Plans under the terms thereof.

     5.6 EXPENSES. Except as otherwise stated herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expense, except as may be permitted by Section 7.2. All of the expenses (including but not limited to professional fees) incurred or to be incurred by Summit in connection with the Merger shall be accrued as expenses on the Determination Date Balance Sheet.

     5.7 ADDITIONAL AGREEMENTS; BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take all action and to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, cooperating fully with the other party hereto, providing the other party hereto with any appropriate information and making all necessary filings in connection with the Requisite Regulatory Approvals. Without limiting the foregoing, Summit agrees to (i) cooperate with CFB and use its best efforts in support of a request by CFB to the appropriate regulatory agencies to provide interim management assistance to the Bank pending consummation of the Agreement, and (ii) cooperate with CFB in converting the Bank to CFB's data processing system. In the event the Bank's data processing system is converted prior to consummation, CFB shall not charge the Bank at a rate in excess of the rate the Bank currently pays for comparable services.

                           ARTICLE 6

                      CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

         (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of the holders of two-thirds of the outstanding shares of Summit Common Stock.

         (b) NASDAQ LISTING. The shares of CFB Common Stock issuable to the Summit stockholders pursuant to this Agreement shall have been approved for listing on the NASDAQ National Market System, upon notice of issuance.

         (c) OTHER APPROVALS. Other than the filing provided for by Section 1.1, all consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (collectively, the "Consents") which are prescribed by law as necessary for the consummation of the Merger and the other transactions contemplated hereby (other than immaterial Consents) shall have been filed, occurred or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

         (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the transactions contemplated hereby shall be in effect, nor shall any proceeding by any governmental entity seeking any such Injunction be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the Merger.

         (f) NO UNDULY BURDENSOME CONDITION. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any of the transactions contemplated hereby, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon CFB, Summit, or any of their Subsidiaries which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable, in the reasonable business judgment of the Board of Directors of either CFB or Summit, the consummation of the Merger.

     6.2 CONDITIONS TO OBLIGATIONS OF CFB. The obligation of CFB to effect the Merger are also subject to the satisfaction or waiver by CFB prior to the Effective Time of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Summit set forth in this Agreement shall be true and correct in all material respects as of the date of the Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, except where the failure to be true and accurate in all material respects would not have or would not be reasonably expected to have a material adverse effect on Summit, and CFB shall have received a certificate signed on behalf of Summit by the Chairman of the Board of Summit to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF SUMMIT. Summit shall have performed in all materials respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CFB shall have received a certificate signed on behalf of Summit by the Chairman of the Board of Summit to such effect.

         (c) POOLING LETTER. CFB shall have received a letter from Ernst & Young, in form and substance reasonably satisfactory to CFB, approving the accounting treatment of the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, as of a date no more than five business days prior to the Closing Date; in support of the Ernst & Young pooling letter, Ernst & Young and CFB shall have received a letter from Summit's accountants, in form and substance reasonably satisfying to Ernst & Young, confirming certain facts on behalf of Summit.

         (d) LEGAL OPINION. CFB shall have received the opinion of McKenna & Cuneo, L.L.P., counsel to Summit, dated the Closing Date, in substantially the form shown on EXHIBIT 6.2, and such opinion shall not have been withdrawn prior to the Effective Time.

     6.3 CONDITIONS TO OBLIGATIONS OF SUMMIT. The obligation of Summit to effect the Merger is also subject to the satisfaction or waiver by Summit prior to the Effective Time of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CFB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, except as otherwise contemplated by this Agreement, and Summit shall have received a certificate signed on behalf of CFB by the Chairman and Chief Executive Officer and by the Chief Financial Officer of CFB to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF CFB. CFB and the Acquisition Subsidiary shall have performed in all material respects all obligations required to be performed by either of them under this Agreement at or prior to the Closing Date, and Summit shall have received a certificate signed on behalf of CFB and the Acquisition Subsidiary by the Chairman and Chief Executive Officer and by the Chief Financial Officer of CFB to such effect.

         (c) CONSENTS UNDER AGREEMENTS. CFB shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which CFB or any of its subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Summit, individually or in the aggregate, have a material adverse effect on CFB or upon the consummation of the transactions contemplated hereby.

         (d) TAX OPINION. CFB and Summit shall have received the opinion of Lindquist & Vennum P.L.L.P., dated the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) CFB and Summit will each be a party to that reorganization within the meaning of
Section 368(b) of the Code, (iii) shareholders of Summit who exchange their shares of Summit Common Stock for shares of CFB Common Stock will not recognize gain or loss, for purposes of federal income tax, except to the extent of the cash received in lieu of fractional shares, and (iv) Summit will not recognize gain or loss, for purposes of federal income tax, as a result of consummation of the Merger.

         (e) LEGAL OPINION. Summit shall have received the opinion of Lindquist and Vennum, P.L.L.P., counsel to CFB, dated the Closing Date, in substantially the form shown on Exhibit 6.3, and such opinion shall not have been withdrawn prior to the Effective Time.

                            ARTICLE 7

                    TERMINATION AND AMENDMENT

     7.1 TERMINATION. This Agreement may be terminated in writing at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Summit or CFB, only in the following circumstances:

         (a) by mutual consent of CFB and Summit in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

         (b) by either CFB or Summit if (i) any Requisite Regulatory Approval shall have been denied; or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

         (c) by either CFB or Summit if the Merger shall not have been consummated on or before December 31, 1997, unless the failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereunder to be performed or observed by such party;

         (d) by either CFB or Summit if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured before closing or within twenty (20) business days following receipt by the breaching party of written notice of such breach from the other party, whichever occurs first; or

         (e) by CFB pursuant to the terms of Section 4.3(d) or 4.3(e), as applicable.

     7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either CFB or Summit as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that the obligations under Sections 4.1(d), 4.2(h), 5.6, and 7.2 shall survive termination of this Agreement; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of the willful breach by such party of any provision of this Agreement.

     7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Summit and CFB, provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any of the Schedules; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                            ARTICLE 8

                        GENERAL PROVISIONS

     8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in this Agreement shall survive the Merger or the termination of this Agreement, except that Section 3.2, 4.2(c) - (f),
4.2(h) - (i), 5.6, 8.6 and 8.10 shall survive the Merger, and Sections 4.1(d), 4.2(h), 5.6 and 7.2 shall survive the termination of the Agreement.

     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when received by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)  if to CFB or Acquisition
         Subsidiary, to:               Community First Bankshares, Inc.
                                       Attn:  Donald R. Mengedoth, President
                                       520 Main Avenue
                                       Fargo, ND 58124

         with copies to:               Steven J. Johnson, Esq.
                                       Lindquist & Vennum P.L.L.P.
                                       4200 IDS Center
                                       80 South 8th Street
                                       Minneapolis, MN 55402-2205
    and

    (b)  if to Summit, to:             First National Summit Bankshares, Inc.
                                       Attn: James C. Noone, D.V.M.
                                       201 Main Street
                                       Gunnison, CO 86723

         with copies to:               Patrick B. Augustine, Esq.
                                       McKenna & Cuneo, L.L.P.
                                       370 17th Street #4850
                                       Denver, CO 80202

     8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     8.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.5 ENTIRE AGREEMENT: THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except that Sections 3.2 and 4.2(i) are intended for the benefit of the Summit shareholders; and Section 5.5 is intended for the benefit of employees of the Bank. CFB shall be liable to such third-party beneficiaries for damages caused by the breach of such Sections. No party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

     8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado.

     8.7 PUBLICITY. Except as otherwise required by law or the rules of the NASDAQ or the National Association of Securities Dealers, so long as this Agreement is in effect, neither CFB nor Summit shall, nor shall either of them permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.9 ENFORCEMENT OF AGREEMENT. Each of the parties hereto agrees that it will not object if the other party seeks to obtain an injunction to prevent breaches of this Agreement or to enforce specifically the terms and provision hereof in any court in the United States or any state have jurisdiction. The enforcing party shall be entitled to recover its attorneys fees incurred in the successful enforcement of the terms and provisions of this Agreement.

     8.10 INDEMNIFICATION. CFB will indemnify the officers and directors of Summit and Bank for all actions they take in the performance of their duties as required by this Agreement to the same extent CFB indemnifies its officers and directors for all actions they take in the performance of their duties as required by this Agreement.

     IN WITNESS WHEREOF, CFB, Acquisition Subsidiary and Summit have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                        COMMUNITY FIRST BANKSHARES, INC.



                                        By:   /s/ Donald R. Mengedoth
                                              ---------------------------------
                                              Name:   Donald R. Mengedoth
Attest:                                       Title:  Chairman and President



/s/ Mark A. Anderson
-------------------------------
Name:  Mark A. Anderson
Title: Executive Vice President         SUMMIT ACQUISITION CORPORATION



                                        By:   /s/ Donald R. Mengedoth
                                              -----------------------------
                                              Name:   Donald R. Mengedoth
                                              Title:  President
Attest:



/s/ Mark A. Anderson
----------------------------
Name:  Mark A. Anderson
Title:  Secretary/Treasurer             FIRST NATIONAL SUMMIT BANKSHARES INC.



                                        By: /s/ James C. Noone, D.V.M.
                                            -------------------------------
Attest:                                     Name:   James C. Noone, D.V.M.
                                            Title:  Chairman


/s/ Alanson Hegemen
-----------------------
Name:  Alanson Hegeman
Title: Secretary

                                  TABLE OF EXHIBITS


EXHIBIT A          --        Articles of Merger

EXHIBIT B          --        Summit Disclosure Schedule

EXHIBIT C          --        CFB Disclosure Schedule

EXHIBIT 2.1(c)     --        Illustrations of Exchange Rate Calculations

EXHIBIT 5.4        --        Affiliate Agreement

EXHIBIT 6.2        --        McKenna & Cuneo LLP Opinion

EXHIBIT 6.3        --        Lindquist & Vennum P.L.L.P. Opinion

                                  FIRST AMENDMENT TO
                             AGREEMENT AND PLAN OF MERGER


    THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER is dated as of the 22 day of August, 1997 and made and entered into by and among COMMUNITY FIRST BANKSHARES, INC., a Delaware corporation ("CFB"), SUMMIT ACQUISITION CORPORATION, a Colorado corporation ("Acquisition Subsidiary") and FIRST NATIONAL SUMMIT BANKSHARES, INC., a Colorado corporation ("Summit").

    WHEREAS, the parties hereto are parties to an Agreement and Plan of Merger dated August 22, 1997 (the "Merger Agreement"); and

    WHEREAS, the parties desire to make certain changes to the Merger Agreement, as hereinafter set forth.

    NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

    1. AMENDMENT OF SECTION 1.3(a) OF THE MERGER AGREEMENT. Section 1.3(a) of the Merger Agreement is amended and restated in its entirety as follows:

         (a) At the Effective Time: (i) the separate existence of Summit shall cease and Summit shall be merged with and into Acquisition Subsidiary; (ii) the Articles of Incorporation of the Acquisition Subsidiary, as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law; (iii) the By-laws of the Acquisition Subsidiary, as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until amended in accordance with applicable law; (iv) CFB, as the holder of all of the outstanding common stock of the Acquisition Subsidiary, shall continue as sole shareholder of the Surviving Corporation;
    (v) the holders of certificates representing shares of Summit
    Preferred Stock (as defined in Section 2.1(a) below) shall cease to have any rights as shareholders of Summit, except such rights, if any, as they may have pursuant to Article 113 of the Colorado Act, and their sole right shall be the right to receive in cancellation thereof, the sum of One Hundred and no/100 Dollars ($100.00) per share, plus accrued but unpaid dividends thereon to the Effective
    Time; and (vi) the holders of certificates thereon to the Effective Time; and (vi) the holders of certificates representing shares of Summit Common Stock (as defined in Section
    2.1(b) below) shall cease to have any rights as shareholders of Summit, except such rights, if any, as they may have pursuant to Article 113 of the Colorado Act, and their sole right shall be the right to receive (A) the number of whole shares of CFB Common Stock (as defined in Section 2.1(b) below) into which their shares of Summit Common Stock have been converted in the Merger as provided herein (together with any dividend payments with respect thereto, to the extent provided in Section 2.2(c) below), and (B) the cash value of any fraction of a share of CFB Common Stock into which their shares of Summit Common Stock have been converted as provided herein.

    2. AMENDMENT TO SECTION 1.4 OF THE MERGER AGREEMENT. Section 1.4 of the Merger Agreement is amended and restated in its entirety as follows:

         1.4  CALCULATION OF SUMMIT VALUE.  Subject to the provisions of
    Section 4.1(k), as of the last day of the month immediately preceding the Effective Time (the "Determination Date"), Summit shall prepare a consolidated balance sheet of Summit in accordance with generally accepted accounting principles ("GAAP"), but excluding the effects of any adjustments otherwise required by FASB 115 and excluding any footnotes that might be required to be included with such financial statements (the "Determination Date Balance Sheet"), together with a consolidated statement of income (the "Interim Income") for the period from March 31, 1997 to the Determination Date (the "Interim Income Statement"), such consolidated statement of income shall be prepared in accordance with GAAP, but excluding the effects of any adjustments otherwise required by FASB 115 and excluding any footnotes that might be required to be included with such statements (the "Determination
    Date Balance Sheet and Interim Income Statement are herein referred to as the "Determination Date Financial Statements"). The Determination Date Financial Statements shall be delivered to CFB as soon as they are prepared (and in no event less than five (5) business days before the Closing) so that CFB and its accountants may review and confirm their accuracy. For purposes of this Agreement, the "Summit Value" shall be equal to the total consolidated assets of Summit minus the total consolidated liabilities of Summit, all as reflected on the Determination Date Balance Sheet, prepared in accordance with this Section 1.4. Total consolidated assets of Summit shall be determined net of loan loss reserves. Total consolidated liabilities of Summit shall include without limitation (i) provision for taxes and the expense of the preparation of the final tax return for Summit; (ii) value of the remaining 1997 annual fees due National Commerce Bank Services, Inc. under the terms of the Consulting and License Agreement dated September 8, 1995 by and between the Bank and National Commerce Bank Services, Inc.; (iii) any remaining liabilities under covenants not to compete entered into between the Bank and current or former employees; (iv) liabilities to participants upon termination of the ESI and DDI plans; and (v) any remaining liabilities under the Service Agreement between the Bank and Dougherty & Associates dated January 7, 1997.

    3. AMENDMENT OF SECTION 4.1(e) OF THE MERGER AGREEMENT. Section 4.1(e) of the Merger Agreement is amended and restated in its entirety as follows:

         (e) BENEFIT PLANS. Summit and the Bank will, to the extent legally permissible, take all action necessary or required (i) to terminate or amend, if requested by CFB and at CFB's cost, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Time;
    (ii) to amend the Plans to comply with the provisions of the Tax Reform Act of 1986, as amended, and regulations thereunder and other applicable law as of the Effective Time; and (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Time. Notwithstanding the foregoing, Summit and the Bank will terminate the Executive Supplemental Income and Director Deferred Income plans, at the expense of Summit and the Bank, and fully provide for any and all resulting liabilities as of the Determination Date Financial Statement.

         Except as set forth in Section 3.1(k) of the Summit Disclosure Schedule, and except as otherwise required pursuant to this
    Section 4.1(e), Summit agrees as to itself and the Bank that it will not, without the prior written consent of CFB, (i) enter into, adopt, amend (except as may be required by law) or terminate any Plan, as the case may be, or any other employee benefit plan or any agreement, arrangement, plan or policy between Summit or any of the Bank and one or more of its directors or officers; provided, however, that Summit or the Bank may amend any of the Plans to reduce or eliminate a requirement of mandatory periodic contributions provided that if any of the Plans do not have assets with an aggregate value that exceeds the present value of its liability for accrued benefits, all as determined on a termination basis, then Summit shall accrue on its Determination Date Financial Statements the amount by which any of the Plans are underfunded; (ii) except for normal increases in the ordinary course of business consistent with past practice that in the aggregate do not result in aggregate annual base compensation expense to Summit in excess of 105% of that in effect as of December 31, 1996, increase in any manner the compensation of any director, officer, or employee, or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of Summit or the Bank of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of the Merger.

    4. ESCROW AND INDEMNITY AGREEMENT. Concurrently with the execution and delivery of this Amendment, CFB and Summit shall execute and deliver an Agreement (the "Escrow Agreement") requiring indemnification of CFB by shareholders of Summit against certain losses or expenses as described therein, and providing for an escrow as of the Effective Time in the aggregate value of Three Hundred Fifty Thousand Dollars ($350,000), to be administered as provided therein. The obligations of CFB under the Merger Agreement are expressly contingent upon the execution, delivery and performance of the Escrow Agreement by Summit.

    5. RELEASE. Concurrently with the execution and delivery of this Amendment, CFB and Dr. Bob L. Sellers ("Sellers") shall execute and deliver a Release providing for the release by Sellers of any and all claims he may have against Summit and the Bank, as provided therein. The obligations of CFB under the Merger Agreement are expressly contingent upon the execution, delivery and performance of the Release by Sellers.

    Except as hereinabove set forth, there are no other changes to the Merger Agreement, and the same is expressly ratified and confirmed.

         IN WITNESS WHEREOF, CFB, Acquisition Subsidiary and Summit have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

                             COMMUNITY FIRST BANKSHARES, INC.



                                  By:   /s/ Gary A. Knutson
                                     ---------------------------------
                                        Name: Gary A. Knutson
                                        Title:  Senior Vice President


                             SUMMIT ACQUISITION CORPORATION



                                  By:   /s/ Gary A. Knutson
                                     ---------------------------------
                                        Name:  Gary A. Knutson
                                        Title:  Senior Vice President


                             FIRST NATIONAL SUMMIT BANKSHARES INC.



                                  By:   /s/ James C. Noone
                                     ---------------------------------
                                        Name:  James C. Noone, D.V.M.
                                        Title:  Chairman